UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2024

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
	Las Vegas, NV	89144
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001	ALGT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as in Rule 405 of the Securities Act of 1933 (Section 17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1    Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On July 15, 2024, Allegiant Travel Company (the "Company") entered into Amended and Restated Employment Agreements with two of our executive officers, Gregory Anderson and Scott DeAngelo.

These amended employment agreements supersede employment agreements entered into with these executive officers in 2022. Under the new agreements, each of Mr. Anderson and Mr. DeAngelo will begin to receive cash base salaries and each will give up rights to cash bonus potential based on stock price performance as set forth in the 2022 employment agreements. In addition, the stock options provided for in the 2022 employment agreements have been cancelled.

Under the new Employment Agreement with Mr. Anderson, he will begin to serve as president and chief executive officer of the Company effective as of September 1, 2024. Mr. Anderson’s annual base salary will be $600,000 through the end of the contract in 2026. Under the new Employment Agreement, Mr. Anderson can earn additional compensation in 2025 and 2026 based on the Company’s achievement of metrics to be determined by the Compensation Committee each year.

Under the new Employment Agreement with Mr. DeAngelo, he will continue to serve as chief marketing officer of the Company. Mr. DeAngelo’s annual base salary will be at the rate of $300,000 through the end of 2026 when the contract ends. As part of the consideration for a base salary, 7,700 shares of restricted stock granted to Mr. DeAngelo under the 2022 employment agreement will be cancelled. Under the new Employment Agreement, Mr. DeAngelo can earn discretionary cash bonuses only if awarded in the discretion of the Compensation Committee.

Otherwise, the terms of the 2022 Employment Agreements for Mr. Anderson and Mr. DeAngelo are unchanged in any material respect.

Section 5    Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2024, the Board of Directors elected Gregory C. Anderson to serve as the Company’s chief executive officer effective as of September 1, 2024. Mr. Anderson will also continue to serve as president of the Company. Maurice (Maury) Gallagher, Jr. will retire as the Company’s chief executive officer as of that date but will continue to serve the Company as Executive Chairman. These changes were first announced by the Company on July 18, 2024. Gallagher’s total compensation will adjust to $1,000,000 per year effective as of September 1, 2024. Mr. Anderson will also be added to the Board of Directors as of September 1, 2024.

Mr. Anderson, age 42, joined Allegiant in January of 2010 and has served as president of the Company since August 2022. Prior to that, he served as executive vice president, chief financial officer of the Company from April 2019 until January 2023 and served as our principal accounting officer from January 2015 until January 2021. He served as senior vice president, treasury from January 2017 to April 2019. Prior to that, he held various roles in our accounting and finance departments since 2010. Prior to joining the Company, Mr. Anderson worked for U.S. Airways from May 2009 until January 2010 and worked for Ernst & Young prior to joining U.S. Airways with a primary focus on commercial aviation.

Section 8    Other Events

Item 8.01    Other Events.

In anticipation of capital requirements related to fleet investments, the Company is suspending its quarterly cash dividend effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2024	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Robert Neal
	Name:	Robert Neal
	Title:	Senior Vice President, Chief Financial Officer